Exhibit 99.1

IKON ANNOUNCES CASH TENDER OFFER AND CONSENT SOLICITATION FOR ITS OUTSTANDING 7.75% NOTES DUE
2015

MALVERN, Pa. — October 29, 2008 — IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today announced that it has commenced a cash tender offer to purchase any and all of its 7.75% notes due 2015 (the “Notes”). In connection with the tender offer, the Company is also soliciting consents to effect certain proposed amendments to the indenture governing the Notes. The tender offer is scheduled to expire at midnight, New York City time, on November 26, 2008, unless terminated or extended. The consent payment deadline is 5:00 p.m., New York City time, on November 12, 2008, unless extended. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated October 29, 2008, and a related Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer and consent solicitation.

On August 27, 2008, the Company announced it had entered into a definitive agreement to be acquired by Ricoh Company, Ltd. for $17.25 per share. This transaction, which was approved by the Board of Directors of both companies, is subject to customary closing conditions and IKON shareholder approval. On October 31, 2008, IKON shareholders will vote on the pending acquisition. The Company’s obligation to purchase and pay for the Notes validly tendered in the tender offer is conditioned on the consummation of IKON’s pending acquisition by Ricoh Company, Ltd. The Company has reserved the right to terminate, withdraw or extend the tender offer in its discretion.

Wachovia Securities is acting as exclusive dealer manager and solicitation agent for the tender offer and the consent solicitation. The information agent for the tender offer is D.F. King & Co., Inc. Questions regarding the tender offer and consent solicitation may be directed to Wachovia Securities’ Liability Management Group, at telephone number (866) 309-6316 (toll free) and (704) 715-8341 (collect). Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to D.F. King & Co., Inc., at telephone number (800) 758-5378 (toll free) and (212) 269-5550 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the Notes nor is this announcement an offer to sell or solicitation of an offer to purchase new securities. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal.

About IKON
IKON Office Solutions, Inc. is the world’s largest independent channel for document management systems and services, enabling customers to improve document workflow and increase efficiency. IKON integrates best-in-class copiers, printers and MFP technologies from leading manufacturers and document management software and systems, to deliver tailored, high-value solutions implemented and supported by its global services organization — IKON Enterprise Services. With fiscal year 2008 revenue of $4.2 billion, IKON has approximately 24,000 employees in over 400 locations throughout North America and Western Europe.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions, Inc. All other trademarks are the property of their respective owners.

(FIKN)
# # #